Exhibit 10.52
Schedule of Base Salaries for Certain Executive Officers

Name and Position	Annual Base Salary
S.P. Johnson IV	$432,000
President and Chief Executive Officer
Paul F. Boling	$237,000
Chief Financial Officer, Vice President, Secretary and Treasurer
Gregory E. Evans	$234,000
Vice President, Exploration
J. Bradley Fisher	$300,000
Vice President and Chief Operating Officer
Richard Smith	$215,000
Vice President of Land